SOUTHWESTERN ENERGY COMPANY

                                       AND

                          EQUISERVE TRUST COMPANY, N.A.

                                  Rights Agent

                            -------------------------

          Amendment No. 1 to the Amended and Restated Rights Agreement

                           Dated as of March 15, 2002



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                                 AMENDMENT NO. 1
                  TO THE AMENDED AND RESTATED RIGHTS AGREEMENT

     This Amendment No. 1 to the Amended and Restated Rights Agreement (this "Amendment"), dated as of March 15, 2002, between Southwestern Energy Company, an Arkansas corporation (the "Company"), and Equiserve Trust Company, N.A., successor to The First National Bank of Chicago (the "Rights Agent"). All capitalized terms used in this Amendment and not otherwise defined shall have the respective meanings set forth in the Amended and Restated Rights Agreement (as defined below).
                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, on May 5, 1989 (the "Declaration Date"), the Board of Directors of the Company authorized and declared a dividend of one right representing the right to purchase one share of Common Stock upon the terms and subject to the conditions set forth in a Rights Agreement, dated May 5, 1989, between the Company and the Rights Agent (the "1989 Rights Agreement") for each outstanding share of common stock, $2.50 par value, of the Company outstanding at the close of business on May 19, 1989 (the "Record Date"), and authorized the issuance of one Right with respect to each share of Common Stock that shall become outstanding between the Record Date and the earlier of the Distribution Date and the Expiration Date, each Right initially representing the right to purchase one share of Common Stock upon the terms and subject to the conditions hereinafter set forth;

     WHEREAS, the Company declared a three-for-one stock split in 1993 and, in connection with such split, the number of Rights was adjusted pursuant to
Section 11 of the 1989 Rights Agreement such that each certificate for Common Stock outstanding as of the date of this Amended and Restated Rights Agreement also represents one Right under the 1989 Rights Agreement representing the right to purchase one share of Common Stock upon the terms and subject to the conditions set forth in the 1989 Rights Agreement;

     WHEREAS, on April 12, 1999, in compliance with the terms of Section 27 of the 1989 Rights Agreement, the Company and the Rights Agent entered into an Amended and Restated Rights Agreement (the "Amended and Restated Rights Agreement") which amended and restated the 1989 Rights Agreement in its entirety in order to extend the Expiration Date until April 12, 2009 and to make other changes and provisions that they determined were necessary or desirable and did not adversely affect the interests of the holders of the Rights;

     WHEREAS, the Company wishes to amend the Amended and Restated Rights Agreement in order to eliminate the requirement of all required approvals of Independent Directors;

     WHEREAS, in compliance with the terms of Section 27 of the Amended and Restated Rights Agreement, the Company has (i) delivered to the Rights Agent a certificate from an appropriate officer of the Company which states that this Amendment has been approved by the Company's Board of Directors and is in compliance with the terms of Section 27 of the

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Amended and  Restated  Rights  Agreement and (ii) instructed the Rights Agent to execute this Amendment;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

     Section l. Definitions.

     (a) The definition of "Approved  Offer"  contained in  subparagraph  (d) of
Section 1 of the Amended and Restated Rights Agreement is hereby amended in its entirety to read as follows:

     ""Approved Offer" shall mean a tender or exchange offer for all outstanding shares of Common Stock that is at a price and on terms approved, prior to the acceptance for payment of shares under such tender or exchange offer, by the Board of Directors of the Company based upon the prior recommendation of a majority of the board of directors."

     (b) The references to the defined terms "Independent Directors" and "Proposed Acquiror" contained in subparagraph (m) of Section 1 are hereby deleted.

     Section 2. Redemption. Subparagraph (a) of Section 23 of the Amended and Restated Rights Agreement is amended in its entirety to read as follows:

     "(a) The Company may, by resolution of its Board of Directors, at its option, at any time prior to the earlier of (x) the Stock Acquisition Date or
(y) the close of business on the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $0.01 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of this Amended and Restated Rights Agreement (such redemption price being hereinafter referred to as the "Redemption Price"). The Company may , at its option, pay the Redemption Price in cash, shares of Common Stock (based on the "current market price", as defined in Section 11(d)(i) hereof, of the Common Stock at the time of such Board resolution) or any other form of consideration deemed appropriate by the Board of Directors."

     Section 3. Exchange. Subparagraph (a) of Section 24 of the Amended and Restated Rights Agreement is amended in its entirety to read as follows:

     "(a) The Board of Directors of the Company may, at its option, at any time after the Stock Acquisition Date exchange all or part of the then-outstanding and exercisable Rights (which shall not include Rights that have become void pursuant to the provisions of Section 11(a)(iii) hereof) for Common Stock (or Common Stock Equivalents) at an exchange ratio of one share of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date of this Amended and Restated Rights Agreement (such exchange ratio being hereinafter referred to as the "Exchange Ratio"). Notwithstanding the foregoing, the Board of Directors of the Company shall not be empowered to effect such exchange at any time after any Person (other than a Company Entity), together with all Affiliates and Associates of such Person, becomes the Beneficial Owner of 50% or more of the Common Stock then outstanding."

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     Section  4.  Supplements  and  Amendments.  Section 27 of the  Amended  and
Restated Rights Agreement is amended in its entirety to read as follows:

     "The Company and the Rights Agent shall, if the Company so directs, from time to time supplement or amend this Agreement without the approval of any holders of Rights in order (i) to cure any ambiguity, (ii) to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein (provided that any amendment made pursuant to clause (i) or (ii) hereof after a Stock Acquisition Date, shall not materially adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or any Affiliate or Associate thereof)), (iii) prior to the Stock Acquisition Date, to effect any other change or modification which the Company may deem necessary or desirable, or (iv) after the Stock Acquisition Date, to make any other provisions in regard to matters or questions arising hereunder which the Company may deem necessary or desirable and which shall not adversely affect the interests of the holders of Right Certificates (other than an Acquiring Person or any Affiliate or Associate thereof). Notwithstanding anything contained in this Agreement to the contrary, this Agreement may not be amended or supplemented (x) to reinstate a right of redemption if the Rights are not then redeemable or (y) to decrease the Redemption Price. Upon the delivery of a certificate from an appropriate officer of the Company which states that the proposed supplement or amendment has been approved by the Company's Board of Directors and is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment; provided, however, that the Rights Agent may, but shall not be obligated to, enter into any such supplement or amendment that adversely affects its rights, duties or immunities under this Agreement. Prior to the Distribution Date, the interests of the holders of Rights shall be deemed to coincide with the interests of holders of shares of Common Stock (other than an Acquiring Person, an Adverse Person or any Affiliate or Associate thereof)."

     Section  5.  Determinations  and  Actions by the Board of  Directors,  etc.
Section 31 of the Amended and Restated Rights Agreement is amended in its entirety to read as follows:

     "The Board of Directors of the Company shall have the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board of Directors or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (i) interpret the provisions of this Agreement, and (ii) make all determinations deemed necessary or advisable for the administration of this Agreement (including, without limitation, a determination to redeem or not to redeem the Rights pursuant to Section 23 hereof or to supplement or amend the Agreement and whether any proposed supplement or amendment adversely affects the interests of the holders of Right Certificates and comports with the requirements of Section 27 hereof or to find or to announce publicly that any Person has become an Acquiring Person or an Adverse Person). For all purposes of this Agreement, any calculation of the number of shares of Common Stock or other securities outstanding at any particular time, including for purposes of determining the particular percentage of such outstanding shares of Common Stock or any other securities of which any Person is the Beneficial Owner, shall be made in accordance with the last sentence of Rule 13d-3(d)(1)(i) of the General Rules and Regulations under the Exchange Act as in effect on the date of this Agreement. All such actions, calculations, interpretations and determinations (including for purpose of clause (y) below, all omissions with respect to the

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foregoing) which are done or made by the Board of Directors of the   Company  in
good faith, shall (x) be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and (y) no subject the Board of Directors or any director to any liability to the holders of the Rights."

     Section 6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Arkansas and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

     Section 7. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 8. Descriptive Headings. Descriptive headings of the several Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     Section 9. Ratification of the Amended and Restated Rights Agreement. Except as expressly amended hereby, the Amended and Restated Rights Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the date and the year first above written.

Attest:                                     SOUTHWESTERN ENERGY COMPANY


By:    /S/ MARK K. BOLING                   By:     /S/ GREG D. KERLEY
   ----------------------------                --------------------------------
   Mark K. Boling, Secretary                   Gregory D. Kerley,
                                               Executive Vice President and
                                               Chief Financial Officer

Attest:                                     EQUISERVE TRUST COMPANY, N.A.


By:                                         By:
   --------------------------                  --------------------------------
   Title:                                      Title:

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